Exhibit 99.1

[LOGO OF COAST DISTRIBUTION SYSTEM, INC.]

For Immediate Release

Coast Distribution System Reports Operating Results for the 2006 Third Quarter

MORGAN HILL, Calif., November 13, 2006 — The Coast Distribution System (Amex: CRV—AMEX) reported today its operating results for the third quarter and nine months ended, Sept. 30, 2006.

Coast, one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV) and marine industries, reported net earnings of $705,000, or $0.15 per diluted share, on net sales of $44.3 million for the third quarter 2006, compared with net earnings of $1.7 million, or $0.36 per diluted share, on net sales of $45.4 million for the third quarter 2005.

For the nine months ended September 30, 2006 Coast reported net earnings of $4.8 million, or $1.05 per diluted share, on net sales of $152.6 million, compared with net earnings of $4.8 million, or $1.01 per diluted share, on net sales of $147.0 million for the same period of 2005. The year-to-date increase in sales was primarily attributable to increased sales of Kipor standby and portable generators.

“Coming off a second quarter that was the best quarter in company history, we are pleased with our sustained profitability in a difficult market,” said Coast Chairman and CEO Thomas R. McGuire. “Both the RV and marine industries, our primary markets, suffered this summer due to global instability and high fuel prices. The high fuel prices also created pressure on our gross margins as it lead to higher shipping costs.

“Likewise, the year-over-year sales comparison is made more difficult by the fact that last year’s third quarter included volume resulting from Katrina and other hurricane-related recovery demand in the 2006 third quarter. Though it is difficult to calculate how much of an impact last year’s Gulf Coast hurricanes had on our third quarter 2005 results, we do know it had an impact.”

Coast reported gross margin of 18.0 percent in the third quarter of 2006, compared with 18.9 percent for the same period in 2005. The decrease in gross margin in the third quarter of 2006 was due to increased freight costs associated with overseas products and increased shipping costs as a result of higher fuel prices.

The company reported a gross margin of 20.1 percent for the first nine months of this year compared to 19.3 percent for the same period of 2005. The improvement in gross margin for the nine months period was due primarily to increased sales of Kipor generators and the company’s proprietary products, both of which are high-margin categories for Coast.

Selling, general & administrative (SG&A) expenses increased by 10.5 percent in the third quarter of 2006 and 9.8 percent for the nine month period of 2006 as compared to 2005. The increases in SG&A expenses were primarily due to increased labor costs associated with promoting, managing and testing the new lines of Kipor generators and to the recognition of stock-based compensation expenses which were not required to be recognized in 2005. Pursuant to SFAS No. 123®, Coast realized stock-based compensation expenses of $26,000 in the third quarter and $70,000 for nine months ended Sept. 30, 2006.

About The Coast Distribution System

The Coast Distribution System, Inc. (http://www.coastdistribution.com) is a leading supplier of parts, accessories and supplies for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its products to its 15,000 customers through 17 distribution centers throughout the U.S. and Canada. Coast is publicly traded on the American Stock Exchange under the ticker symbol CRV.

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Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward- looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties may include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and shortages in the supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC and readers of this news release are urged to review the discussion of those risks and uncertainties that are contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2005 Annual Report, whether as a result of new information, future events or otherwise.

Contact::

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

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CONDENSED CONSOLIDATED INTERIM STATEMENTS OF EARNINGS

THREE AND NINE MONTHS ENDED SEPTEMBER 30,

(Unaudited)

(Dollars in thousands, except per share)

	Three Months Ended September 30,
	2006	2005
Net sales	$44,286	$45,419
Gross profit	$7,993	$8,585
Selling, general and administrative expense	$6,227	$5,635
Operating income	$1,766	$2,950
Net earnings	$705	$1,674
Earnings per share – diluted	$0.15	$0.36
Shares used in diluted earnings per share calculation	4,613,652	4,642,402

	Nine Months Ended September 30,
	2006	2005
Net sales	$152,599	$147,033
Gross profit	$30,715	$28,322
Selling, general and administrative expense	$21,322	$19,423
Operating income	$9,393	$8,899
Net earnings	$4,823	$4,803
Earnings per share – diluted	$1.05	$1.01
Shares used in diluted earnings per share calculation	4,599,062	4,778,164

THE COAST DISTRIBUTION SYSTEM, INC.

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2006	September 30, 2005
Assets
Cash	$844	$650
Accounts receivable	14,214	15,213
Inventories	43,374	38,391
Other current assets	2,374	1,837

Total current assets	60,806	56,091
Property and equipment	2,412	2,015
Other Assets	941	750

Total Assets	$64,159	$58,856

Accounts payable	$5,029	$4,695
Other current liabilities	3,279	3,198

Total current liabilities	8,308	7,893
Long-term obligations	21,158	19,120
Stockholders’ Equity	34,693	31,843

Total Liabilities and Stockholders’ Equity	$64,159	$58,856

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